Exhibit 10.68.2

Portions of this exhibit marked [*] are omitted and are requested to be treated confidentially.

SECOND AMENDMENT

TO

RIFAXIMIN

MANUFACTURING AND SUPPLY AGREEMENT

between

SALIX PHARMACEUTICALS, INC.

and

LUPIN LTD.

Dated as of 22 February 2013

This SECOND AMENDMENT TO RIFAXIMIN MANUFACTURING AND SUPPLY AGREEMENT (this “Amendment”), dated as of 22 February 2013 (the “Second Amendment Effective Date”), is made by and between Salix Pharmaceuticals, Inc., a California corporation (“Salix”), and Lupin Ltd., a corporation organized under the laws of India (“Lupin”). Salix and Lupin are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties are parties to that certain Rifaximin Manufacturing and Supply Agreement, dated 30 September 2009, as amended by the First Amendment thereto, dated 31 March 2011 (as so amended, the “Original Agreement”); and

WHEREAS, the Parties wish to amend the Original Agreement as set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants of the Parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE I. DEFINITIONS

Terms used herein and not otherwise defined are used herein with the same meanings given to them in the Original Agreement.

ARTICLE II. AMENDMENT

The Original Agreement is hereby amended, effective as of the Second Amendment Effective Date, as follows:

2.1 Article I of the Original Agreement is hereby amended to add the following additional sections at the end thereof:

“1.71 “Additional Quantities Purchase Price” has the meaning set forth in Section 2.5(c).

1.72 “Adjusted Salix Purchase Commitment” has the meaning set forth in Section 2.1(b).

1.73 “Cumulative Minimum Consideration Reconciliation Payments” means

(a) the sum of (i) the aggregate of any and all Minimum Consideration Quarterly Reconciliation Payments (as such term is defined in the License Agreement) made at any time and relating to any period beginning on or after 1 January 2012 by Salix to Lupin pursuant to Section 7.4.1(a) of the License Agreement plus (ii) the aggregate of any and all Minimum Consideration Annual Reconciliation Payments (as such term is defined in the License Agreement) made at any time and relating to a Contract Year (as such term is defined in the License Agreement (for the avoidance of doubt, after giving effect to the First Amendment to License Agreement) for purposes of Section 7.4 thereof) beginning on or after 1 January 2012 by Salix to Lupin pursuant to Section 7.4.2(a) of the License Agreement, less

(b) the aggregate of any and all Minimum Consideration Annual Reconciliation Refunds (as such term is defined in the License Agreement) made at any time and relating to a Contract Year beginning on or after 1 January 2012 by Lupin to Salix pursuant to Section 7.4.2(b) of the License Agreement.

1.74 “First Amendment to License Agreement” means that certain First Amendment to Amended and Restated Development, Commercialization and License Agreement, dated 22 February 2013, between the Parties.

1.75 “General Purchase Price” has the meaning set forth in Section 2.5(b).

1.76 “Initial Termination Date” means 14 July 2014.

1.77 “Minimum Amount” in respect of a given Calendar Quarter means [*] ([*]) kilograms of Compound (prorated on the basis of the number of days elapsed for any partial Calendar Quarter).

1.78 “Second Amendment Effective Date” means 22 February 2013.”

2.2 Section 1.46 of the Original Agreement is hereby amended by deleting the phrase “any Product” therefrom and replacing it with the phrase “Salix’s 550mg XIFAXAN® product”.

2.3 Section 2.1(b) of the Original Agreement is hereby amended to read in its entirety as follows:

“(b) Salix hereby covenants and agrees that, for the period beginning on the Effective Date and ending with the Calendar Quarter commencing 1 January 2013 and for the period beginning with the Calendar Quarter commencing 1 October 2019 and continuing thereafter for

*	Confidential treatment requested; certain information omitted and filed separately with the SEC the remainder of the Term, it will purchase from Lupin the Salix Purchase Commitment. Salix hereby covenants and agrees that, beginning with the Calendar Quarter commencing 1 April 2013 and continuing thereafter in respect of each Calendar Quarter during the Term through the Calendar Quarter commencing on 1 July 2019 (but not thereafter), it will during each such Calendar Quarter purchase from Lupin the greater of (i) the Salix Purchase Commitment and (ii) the Minimum Amount (such amount, the “Adjusted Salix Purchase Commitment”). Salix shall provide, within thirty (30) days of the end of each Calendar Quarter, a certification that it has purchased the Salix Purchase Commitment or Adjusted Salix Purchase Commitment, as applicable to such Calendar Quarter, during such Calendar Quarter, along with sufficient backup documentation of such fact. Lupin shall have the right to audit Salix’s records to confirm that Salix has purchased the Salix Purchase Commitment or Adjusted Salix Purchase Commitment, as applicable to the relevant Calendar Quarter, pursuant to Section 8.8. In the event that as of the end of any Calendar Quarter during the Term commencing on or after 1 January 2010 (a “Covered Quarter”), Salix’s purchases of Compound pursuant to this Agreement during such Covered Quarter are less than the Salix Purchase Commitment or Adjusted Salix Purchase Commitment, as applicable to such Covered Quarter, then Salix shall, within thirty (30) days following the end of such Covered Quarter, pay to Lupin an amount equal to the product obtained by multiplying (i) the difference between the Salix Purchase Commitment or Salix Adjusted Purchase Commitment, as applicable to such Calendar Quarter, and Salix’s purchases of Compound pursuant to this Agreement during such Covered Quarter by (ii) the General Purchase Price. With respect to the Calendar Quarter ending 31 December 2009, Salix shall, within thirty (30) days following the end of such Calendar Quarter, pay to Lupin an amount equal to (i)(A) Salix’s requirements for Compound in 2009 for the manufacture of Products for sale in the Territory divided by (B) eight (8), multiplied by (ii) the General Purchase Price; provided, that Salix may, at its election, make such payment prior to 31 December 2009 based on its reasonable estimate of its requirements for 2009, so long as within thirty (30) days following the end of such Calendar Quarter it makes Lupin whole for any difference between such estimated requirements and Salix’s actual requirements for 2009. Notwithstanding the foregoing provisions of this Section 2.1(b), from and after the Initial Termination Date, Salix shall be entitled to deplete in full its inventory of Compound on hand (wherever located and whether held by Salix or on its behalf, the Parties acknowledging that some portion of such inventory of Compound is held as of the Second Amendment Effective Date on behalf of Salix in Canada) as of the Initial Termination Date (including, for the avoidance of doubt, Compound scheduled as of the Initial Termination Date for delivery following the Initial Termination Date) that Salix has acquired from Lupin (exclusive of any purchases of Compound made by Salix from Lupin under Section 2.1(e)) or its Affiliates or from any third party pursuant to contractual obligations existing between Salix and such third party as of the Second Amendment Effective Date to satisfy its requirements in respect of Compound before again being obligated (i) to purchase the Salix Purchase Commitment or, for any Calendar Quarter in which the Adjusted Salix Purchase Commitment is applicable, the Salix Purchase Commitment element of the Adjusted Salix Purchase Commitment (but, for the avoidance of doubt, Salix shall remain obligated in all Calendar Quarters in which the Adjusted Salix Purchase Commitment is applicable to purchase the Minimum Amount) or (ii) to make any payments to Lupin pursuant to this Section 2.1(b) in respect of any failure to purchase the Salix Purchase Commitment or, for any Calendar Quarter in which the Adjusted Salix Purchase Commitment is applicable, the Salix Purchase Commitment element of the Adjusted Salix Purchase Commitment (but, for the avoidance of doubt, Salix shall remain obligated to make payments to Lupin for all Calendar Quarters in which the Adjusted Salix Purchase Commitment is applicable in respect of any failure to purchase the Minimum Amount). For purposes of determining Salix’s compliance with the provisions of this Section 2.1(b), purchases of Compound made by Salix pursuant to Section 2.1(e) shall be ignored.”

2.4 Section 2.1 of the Original Agreement is hereby amended to add a new subsection (e) at the end thereof, such new subsection to read in its entirety as follows:

“(e) At any time and from time to time, without limiting Salix’s obligations under Section 2.1(b) in respect of the purchase of the Salix Purchase Commitment or Adjusted Salix Purchase Commitment, as applicable, and subject to the forecasting and ordering procedures set forth in Section 2.2, Salix shall have the right to purchase from

Lupin such number of kilograms of Compound as is determined by dividing (i) such portion of the Cumulative Minimum Consideration Reconciliation Payments as has not then been credited against purchases of Compound pursuant to this Section 2.1(e) by (ii) the Additional Quantities Purchase Price. Payment of amounts invoiced by Lupin pursuant to Section 2.4 in respect of the Additional Quantities Purchase Price to be paid for any Compound ordered by Salix and supplied by Lupin pursuant to this Section 2.1(e) shall be satisfied by charging such invoiced amount against the amount of the Cumulative Minimum Consideration Reconciliation Payments that has not then been credited to cover purchase of Compound pursuant to this Section 2.1(e). If at any time the aggregate amount charged pursuant to this Section 2.1(e) against the amount of the Cumulative Minimum Consideration Reconciliation Payments exceeds the Cumulative Minimum Consideration Reconciliation Payments (including as a result of Lupin being required to make a Minimum Consideration Annual Reconciliation Refund), then Salix shall promptly pay to Lupin the amount of any such excess or arrange, by way of agreement with Lupin, for the amount of such excess to be credited towards amounts payable by Lupin to Salix (including in respect of any Minimum Consideration Annual Reconciliation Refund).”

2.5 Section 2.5(b) of the Original Agreement is hereby amended to read in its entirety as follows:

“(b) Beginning with Salix’s delivery of its first Forecast pursuant to Section 2.2(b), the Purchase Price to be paid by Salix in respect of all purchases of Compound hereunder other than pursuant to Section 2.1(e) will be [*] United States Dollars ($[*]) per kilogram of Compound (such amount, the “General Purchase Price”).”

2.6 Section 2.5 of the Original Agreement is hereby amended to add a new subsection (c) at the end thereof, such new subsection to read in its entirety as follows:

“(c) The Purchase Price to be paid by Salix in respect of purchases of Compound made pursuant to Section 2.1(e) will be [*] United States Dollars ($[*]) per kilogram of Compound (such amount, the “Additional Quantities Purchase Price”).”

*	Confidential treatment requested; certain information omitted and filed separately with the SEC

2.7 Section 2.9(c) of the Original Agreement is hereby amended to add the following additional sentence at the end thereof:

“Without limiting the foregoing, Lupin hereby agrees, as a mutually agreed upon Scale-Up Plan, to increase, at its own expense, its Capacity so as to permit it to deliver to Salix (i) during each Calendar Quarter beginning with the Calendar Quarter commencing [*] not less than [*] ([*]) kilograms of Compound; and, (ii) in addition to the amounts of Compound contemplated by clause (i) of this sentence, no later than [*] an aggregate of up to [*] ([*]) kilograms of Compound in respect of such orders as Salix may from time to time have placed from and after the Second Amendment Effective Date for Compound pursuant to the provisions of Section 2.1(e).”

ARTICLE III. CERTAIN AGREEMENTS

Salix hereby agrees that it will not terminate the Original Agreement pursuant to Section 6.2(b)(b) of the Original Agreement before 30 September 2019.

ARTICLE IV. MISCELLANEOUS

4.1 Entire Agreement.

(a) Except as contemplated by Section 4.2, (i) this Amendment sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby; and (ii) each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein.

(b) The Original Agreement, as amended pursuant to the terms of this Amendment, shall continue in full force and effect.

4.2 Related Agreements.

(a) Simultaneously herewith, the Parties are entering into a First Amendment to Amended and Restated Development, Commercialization and License Agreement (“First Amendment to License Agreement”). The effectiveness of this Amendment is explicitly conditioned upon the execution and delivery by each Party thereto of the aforesaid First Amendment to License Agreement.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC

(b) The First Amendment to License Agreement includes a commitment by the Parties to pursue negotiations in respect of an agreement pursuant to which Salix will appoint Lupin as the authorized generic distributor for the [*] and certain other Salix products. In the event that, after Lupin’s good faith participation during the period from the Second Amendment Effective Date until 12 April 2013 in negotiations as contemplated by the First Amendment to License Agreement in respect of the agreement described in the first sentence of this Section 4.2(b), as of 13 April 2013 the Parties have not entered into such agreement, then Salix shall cease, as of 13 April 2013 and continuing thereafter, to have the right to terminate the Original Agreement (as amended hereby) pursuant to Section 6.2(b)(a) thereof.

4.3 Counterparts; Facsimile Execution. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or other electronic transmission shall be as effective as delivery of a manually executed original counterpart of such signature page.

4.4 English Language. This Amendment shall be written and executed in, and all other communications under or in connection with this Amendment shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

[The remainder of this page has been intentionally left blank.]

*	Confidential treatment requested; certain information omitted and filed separately with the SEC

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment to be effective as of the Second Amendment Effective Date.

SALIX PHARMACEUTICALS, INC.		LUPIN LTD.

By:	/s/ Rick Scruggs	By:	/s/ S. Ramesh

Name:	Rick Scruggs	Name:	S. Ramesh

Title:	EVP of Business Development	Title:	CFO and President (FIN)

[Signature page to Second Amendment to Rifaximin Manufacturing and Supply Agreement]